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                                  EXHIBIT 99(a)

                       NEWCOR, INC. TO EXTEND DISTRIBUTION
                           DATE UNDER RIGHTS AGREEMENT

BLOOMFIELD HILLS, MI: July 14, 2000 -- Newcor, Inc. (Amex-NER) announced today that on June 29, 2000 EXX Inc and David A. Segal, EXX's Chief Executive Officer and majority shareholder, filed an amendment to their combined Schedule 13D disclosing that EXX and Segal may be deemed to beneficially own 15.1% of Newcor, Inc.'s common stock and acknowledging that such beneficial ownership may trigger the "anti-takeover provisions of Newcor's rights agreement".

Under the terms of Newcor's rights agreement, the acquisition of 15% or more of Newcor's common stock triggers a 10 business day period leading to the "Distribution Date", the date after which holders of Newcor common stock can exercise their rights under the rights agreement. The Board of Directors of Newcor has determined to extend the Distribution Date with respect to EXX and all its affiliates and associates to August 4, 2000. Similarly, Newcor's Board has extended its time to redeem the rights to August 4, 2000.

According to EXX's public filings, EXX is a Las Vegas, Nevada-based holding company engaged in the design, production and sale of "impulse toys," watches, kites, electric motors and cable pressurization equipment with net sales for the year ended December 31, 1999 of $21.2 million.

Newcor is a leading manufacturer of precision machined components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries and is a manufacturer of custom rubber and plastic products primarily for the automotive industry. Newcor is also a supplier of standard and custom machines and systems primarily for the automotive and appliance industries.



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Cautionary Statements under the "Safe Harbor" Provisions of the Private
Securities Litigation Reform Act of 1995

This press release contains information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from those included in or suggested by such forward-looking statements, including without limitation: the cyclical nature of the industries served by the Company, all of which have encountered significant downturns in the past; the level of production by and demand from the Company's principal customers, upon which the Company is substantially dependent, including the three major domestic automobile manufacturers, American Axle & Manufacturing, Inc., Detroit Diesel Corporation and Deere & Company; whether, when and to what event expected orders materialize; whether the Company will be able to successfully launch new programs; the impact on the Company of actions by its competitors, some of which are significantly larger and have greater financial and other resources than the Company; and the extent to which the Company's new ERP computer system performs as anticipated. All forward-looking statements in this press release are qualified by such factors. The Company disclaims any obligation to update any such forward-looking statements.